EXHIBIT 10.9

[LETTERHEAD OF SEARS HOLDINGS CORPORATION]

February 1, 2012

Mr. Robert A. Riecker

Dear Rob,

We are pleased to extend to you our offer to serve as Vice President, Controller and Chief Accounting Officer, reporting to Bill Phelan, effective January 26, 2012. There other terms of your compensation package remain the same.

In your new role, you have been designated as a Section 16 Officer of the company. Dorian Williams, Vice President and Deputy General Counsel will contact you with more information regarding this designation.

To acknowledge and accept this change, please sign below and return this letter to your Human Resource Manager.

Sincerely,

/s/ Dean Carter __________________
Dean Carter

Acknowledged and Accepted:

/s/ Robert A. Riecker	02/04/2012
Robert A. Riecker	Date